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                                                                    EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement"), effective as of June 27, 1994, by and between CHIEF AUTO PARTS, INC., a Delaware corporation (the "Company"), and DAVID EISENBERG, an individual residing at 5200 Keller Springs Road, Dallas, TX (the "Executive").

                              W I T N E S S E T H

         WHEREAS, the Executive wishes to serve the Company and the Company wishes to secure the services of the Executive under the terms described below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

         1. Term of Employment. The Company hereby employs the Executive for a term (the "Term") of five (5) years commencing on June 27, 1994. Upon the end of the Term, the obligations and covenants of the parties hereunder shall be of no further force and effect as of the end of the Term, except those obligations which shall survive this Agreement as set forth in Section 11, and except for vested compensation earned by the Executive pursuant to Section 3 up to the end of the Term.

         2. Duties of Executive. During the Term, the Executive shall perform the duties of President and Chief Executive Officer of the Company and shall serve in such additional capacities as the Board of Directors of the Company (the "Board") may determine in its sole discretion from time to time. Subject to supervision by the Board, the Executive shall have overall charge of the business affairs of the Company, with the duties, responsibilities and authorities normally associated with such position for a company similar in size and nature to the Company. The Executive shall devote substantially all of his time, attention and energy to the business of the Company and shall not, during the term of this Agreement, be actively engaged in any other business activity for gain, profit, or other pecuniary advantage if and to the extent such activity shall impair his ability to fully perform his duties to the Company pursuant to this Agreement. The Executive may make personal passive investments in business entities that do not compete with the Company. The Executive may also invest in less than one percent of the issued and outstanding common stock of a corporation which competes with the Company if such stock is traded upon the floor of the New York Stock Exchange or the American Stock Exchange or quotations for such stock are reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

         3.      Compensation.


                 3.1 Base Salary. In consideration of the Executive's service hereunder, the Company shall pay to the Executive a base salary at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000) effective as of June 27, 1994 through December 31, 1994 and Three Hundred Seventy-Five Thousand Dollars ($375,000) effective January 1, 1995, subject to increases, if any, which the Board in its sole discretion may determine, payable semi-monthly in
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accordance with the standard policies of the Company in existence from time to time, subject to any deductions required by law. For purposes hereof, "Base Salary" for any measurement period shall mean the annualized base salary rate in effect under this Section 3.1 on the last day of such measurement period.

                 3.2 Bonus. Subject to the provisions of Section 4 hereof, following the end of the Company's 1994 fiscal year, the Executive shall be entitled to receive a cash bonus to be paid within fifteen (15) days of the receipt by the Company of its audited financial statements (as prepared by the Company's independent auditors) for fiscal year 1994 and determined as follows. In the event that the Company achieves a level of EBITDA (as defined herein) equal to the Minimum Target (as defined herein), the Executive shall be entitled to receive a bonus equal to 37.5% of his then current annual base salary. In the event that the Company achieves a level of EBITDA equal to or in excess of the Maximum Target (as defined herein), the Executive shall be entitled to receive a bonus equal to 75% of his then current annual base salary; provided that any additional bonus over such 75% which relates to the excess of EBITDA over the Maximum Target shall be paid to the Executive as determined by the Board in its sole discretion. In the event that the Company achieves a level of EBITDA greater than the Minimum Target but less than the Maximum Target, the Executive shall be entitled to receive a bonus equal to the sum of (i) 37.5% of his then current annual base salary and (ii) 37.5% of his then current annual base salary multiplied by the EBITDA Factor (as defined herein). "EBITDA" shall mean the Company's annual earnings before interest, taxes, depreciation and amortization as determined from the Company's annual financial statements prepared in accordance with generally accepted accounting principles by the independent public accountants regularly employed by the Company. The "Minimum Target" shall mean $19,862,257 of EBITDA for 1994. The "Maximum Target" shall mean $24,827,821 of EBITDA for 1994. The "EBITDA Factor" shall mean the quotient obtained by dividing (i) the difference between actual EBITDA for fiscal 1994 and the Minimum Target for such year by (ii) the difference between the Maximum Target and the Minimum Target for such year. After fiscal year 1994, the Executive shall be entitled to a bonus pursuant to the terms of an Executive Bonus Plan to be adopted by the Board.

                 3.3 Additional Benefits. In addition to the compensation explicitly provided for herein, the Executive shall be entitled to (a) such fringe benefits as are made available generally to the senior executives of the Company, including participation in such pension, group life, disability, health and other similar benefit or insurance programs as are now or hereafter made available generally to such executives, including any directors' and officers' liability insurance which the Company may adopt for some or all of its senior executives during the Term and (b) participate in the Company's Long Term Incentive Plan in the manner and to the extent provided therein.

                 3.4 Expenses. The Executive shall be reimbursed by the Company for all reasonable, out-of-pocket ordinary and necessary business expenses incurred by the Executive for the purpose of and in connection with the performance of the Executive's services hereunder, including, without limitation, (i) a monthly automobile allowance of not less than One Thousand Six Hundred Dollars ($1,600) per month, as determined by the Board, and reasonable expenses related to such automobile such as gasoline, maintenance and insurance and (ii) dues and




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expenses of up to Five Thousand Dollars ($5,000) per year in respect of the
Executive's membership in a country or social club located in the Dallas/Fort Worth metropolitan area. Such reimbursement shall be made upon presentation of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company's policies.

                 3.5 Vacation. The Executive shall be entitled to not less than three (3) weeks of paid vacation during each year as determined by the Board.

                 3.6 Moving Expenses. The Executive shall be reimbursed by the Company for all out-of-pocket expenses incurred by the Executive and his immediate family in connection with the permanent relocation of the Executive's personal property to Dallas, Texas, including travel expenses of the Executive and his immediate family, up to an aggregate amount not to exceed Fifty Thousand Dollars ($50,000). In the event of termination of this Agreement pursuant to Section 4.1 or 4.4, the Executive shall also be reimbursed by the Company for all such expenses incurred in connection with relocation from Dallas, Texas, up to an aggregate amount not to exceed Fifty Thousand Dollars ($50,000). All such reimbursement shall be made upon presentation of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company's policy.

         4.      Termination by the Company.

                 4.1      Termination Without Cause.


                          (a)     During the term, the Company may terminate
this Agreement, without Cause, effective upon the occurrence of any of the following events:


                                  (i)      thirty (30) days after written
notice is delivered to the Executive by the Company of the determination of the permanent disability of the Executive, defined for purposes of this subparagraph (a)(i) as incapacity of the Executive to fulfill his normal duties and responsibilities hereunder for a period in excess of ninety (90) days by reason of physical or mental disability as determined by a medical doctor acceptable to the Board;

                                  (ii)    the death of the Executive; or

                                  (iii)   thirty (30) days after written
notice of termination is delivered to the Executive by the Company for any reason other than pursuant to subsection (a)(i) or (a)(ii) of this Section or
Section 4.3 hereof.

                          (b)     Upon termination of this Agreement pursuant
to this Section 4.1, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in Section 11 and except for the payment obligations of the Company set forth in Section 4.2 below.

                 4.2 Payment Obligations of the Company upon Termination Without Cause. The Company shall be obligated to the Executive as follows in the event of any termination of this Agreement as set forth in Section 4.1:



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                          (a)     In the event of termination pursuant to
Section 4.1(a), the Company shall pay to the Executive or his estate all compensation and other benefits, including, without limitation, any amounts payable under Sections 3.4 and 3.6 hereof and any accrued bonus to which the Executive is entitled under the Executive Bonus Plan, through the date of such termination, plus,

                                  (i)      in the event of termination pursuant
to Section 4.1(a)(ii), the estate of the Executive shall continue to receive from the Company, for a period of six (6) months after the death of the Executive, in cash and without discounts, the Base Salary in effect on the date of the death of the Executive; and

                                  (ii)     in the event of termination pursuant
to Section 4.1(a)(i) or (iii), the Executive shall continue to receive from the Company, for a period of one (1) year after the date of termination, in cash and without discount, the Base Salary in effect on the date of termination.

                          (b)     All amounts payable under this Section 4.2
shall be paid within sixty (60) days of the date of termination of this Agreement, except that any bonus shall be paid on the next occurring regular bonus payment date and Base Salary shall be paid in normal increments over the period for which it is payable.

                 4.3 Termination for Cause. During the Term, this Agreement may be terminated for Cause effective upon receipt by the Executive of the Company's written notice specifying any valid basis for termination of the Executive for Cause. "Cause" shall mean:

                          (a)     the Executive's criminal conviction for
fraud, embezzlement, misappropriation of assets or any other felony (excluding traffic violations) or any crime of moral turpitude;

                          (b)     the continuance of willful and repeated
failures by the Executive to perform his obligations under this Agreement which have not been cured by the Executive within thirty (30) days following receipt of written notice from the Board specifying such failure and the action required by the Executive to cure such breach of his obligations hereunder;

                          (c)     the commission of an act of fraud upon, or
bad faith or willful misconduct toward, the Company; or

                          (d)     the determination by the Board that the
Executive has, in the performance of his duties hereunder, engaged in grossly negligent conduct which has been or is likely to result in material injury to the Company.

         Upon termination by the Company for Cause, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in
Section 11, and except for vested compensation earned by the Executive pursuant to Section 3 up to the termination date, provided that the Executive shall not be entitled to any accrued or prorated bonus.



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                 4.4      Voluntary Termination by the Executive for Good
Reason.  During the Term, this Agreement may be terminated by the Executive if
(i) the Company commits a material breach of any provision of this Agreement, or (ii) there is a material and adverse alteration or diminution in the nature of status of the Executive's authority, duties or responsibilities from those in effect immediately prior to such change, in either case which the Company does not cure within thirty (30) days of receipt of written notice from the Executive demanding such a cure. Upon such a termination, the Executive shall be entitled to all rights available to him upon a termination of this Agreement pursuant to Section 4.1(a)(iii) hereof.

         5.      Restrictive Covenants.

                 (a) Non-Disclosure. The Executive acknowledges that during the course of his employment with the Company he will receive or obtain proprietary and confidential technical and business information with respect to the Company's business operations, including, by way of illustration and not limitation, the Company's existing and contemplated product lines, business and financial methods and practices, business plans and marketing, pricing and selling techniques (collectively, the "Confidential Information"). The Executive further acknowledges that the Company conducts its business in a national market and that the Company would be substantially damaged by any association of the Executive with a competitive business enterprise in which the Executive used Confidential Information to compete with the Company. In view of the foregoing, and in consideration of the compensation to be paid to the Executive by the Company, the Executive agrees that: He will not, while he is employed by the Company, print, publish, divulge or communicate in any manner to any person, firm, corporation or other entity, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information, whether or not with the knowledge or permission of the Company. The Executive agrees that he will not, at any time after his employment with the Company has ended, print, publish, divulge or communicate in any manner to any person, firm, corporation or other entity, or use, directly or indirectly, any Confidential Information. The Executive further agrees that after his employment with the Company has ended he shall not take with him but will leave with the Company all records, papers and computer data and any copies thereof relating to the Confidential Information (or if such papers, records, computer data or copies are not on the premises of the Company, the Executive agrees to return such papers, records and computer data immediately upon the termination of his employment with the Company). The Executive acknowledges that all such papers, records, computer data or copies thereof are and remain the property of the Company. The provisions of this Section 5(a) shall apply to any Confidential Information obtained by the Company from any third party under a contract containing restrictions on disclosure known to the Executive.

                 (b) Non-Competition. For a period commencing on the date of termination of the Executive's employment and ending one year after the date of termination of the Executive's employment (the "Non-Competition Period"), the Executive will not:

                          (i)     within a two-mile radius of any location
where the Company operates its retail business during the Non-Competition Period, compete with the Company; or



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                          (ii)    be employed by, own an interest in, manage,
or be a partner, director, stockholder, advisor or consultant of, any entity which significantly competes with the Company within a two-mile radius of any location where the Company operates its retail business during the Non-Competition Period; or

                          (iii)   directly or indirectly induce or solicit, or
directly or indirectly aid or assist any other person to induce or solicit, employees, salesmen, agents, consultants, distributors, representatives, advisors, customers or suppliers of the Company to terminate, curtail or otherwise limit their employment or business relations with the Company.

Notwithstanding other provisions of this Section 5(b), nothing contained in this paragraph shall prevent the Executive from purchasing less than one percent (1%) of the issued and outstanding common stock of a corporation which conducts such competitive business if such stock is traded upon the floor of the New York Stock Exchange or the American Stock Exchange or if quotations for such stock are reported by NASDAQ.

                 (c) Savings Clause. If any one or more of the provisions contained in this Section 5 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of any other provisions of this Section. Such invalid, illegal or unenforceable provision or provisions shall be deemed to be modified to the extent necessary to render it, or them, valid, legal and enforceable and if no such modification shall render it, or them, valid, legal and enforceable, then this Section 5 shall be construed as if not containing the provision or provisions held to be invalid, illegal or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.


         6. Purchase of Annuity. Upon the first to occur (the "Trigger Date") of (i) a Change in Control (as hereinafter defined) or (ii) a termination of this Agreement pursuant to Section 4.1(a)(i), 4.1(a)(iii) or 4.4, the Company shall immediately thereupon pay to the Executive in cash an amount equal to the cost of purchasing an annuity from the Northwestern Mutual Life Insurance Company that would pay to the Executive a monthly payment of $8,333.33 commencing upon the Trigger Date and ending on the date of the Executive's death, less any Realizable Value as hereinafter defined. "Change in Control" means the occurrence of events so that any party which is neither
(x) Trust Company of the West or an affiliate thereof nor (y) an employee of the Company acquires equity securities of the Company having in excess of fifty percent (50%) of the voting power entitled to elect the Board. "Realizable Value" means Compensation less federal income tax payable on Compensation at the then effective highest applicable individual marginal income tax rate. "Compensation" means the sum of (a) cash and the Fair Market Value of non-cash compensation received by the Executive from the sale or other transfer of the Option Interest, less amounts expended to exercise the Options and (b) the Fair Market Value of the Option Interest as of the Trigger Date. "Fair Market Value" means, with respect to securities which are publicly traded either on a major securities exchange or on NASDAQ with not less than two market makers, the last sales price for such securities immediately preceding the Trigger Date, and, with respect to other items, the fair market value as determined by a nationally recognized appraisal or accounting firm selected by the Company.




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"Option Interest" means (i) options received by the Executive or his personal representative (collectively, the "Recipient") pursuant to the Company's 1994 Executive Option Plan (the "Options"), (ii) shares of common stock of the Company received by the Recipient upon the exercise of the Options (the "Option Shares") and (iii) dividends paid in respect of Option Shares held by the Recipient.

         7. Remedies. It is recognized that damages in the event of breach or threatened breach by the Executive of the provisions of Section 5 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or impair any other rights and remedies at law or in equity that the Company may have.

         8. Assignability; Binding Nature. This Agreement shall inure to the benefit of the Company and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform the obligations of the Company under this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall entitle the Executive to terminate this Agreement pursuant to
Section 4.4 hereof. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers an agreement as described above or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

         9. Notices. Any notice hereunder shall be properly given if by personal delivery or registered or certified mail, return receipt requested, as follows:

         If to Executive, at the address first above written.

         If to the Company, to:

                 Chief Auto Parts, Inc.
                 15303 Dallas Parkway, Suite 800
                 Dallas, Texas  75248
                 Attention:  General Counsel



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                          with a copy to:

                      Conor D. Reilly, Esq.
                      Gibson, Dunn & Crutcher LLP
                      200 Park Avenue
                      New York, New York 10166-0193

or to such other addresses as the parties may designate in writing.

         10. Integration; Modification. This Agreement shall supersede all previous negotiations, commitments and writings with respect to the employment of the Executive. Without limiting the foregoing, upon this Agreement becoming effective, the employment agreement dated as of November 8, 1992 by and between Chief Auto Parts, Inc. and the Executive shall be null and void and of no further force or effect. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provisions, nor in any way to affect the validity of this Agreement or either party thereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         11. Survival of Certain Obligations. Except as otherwise specifically provided for herein, the obligations of the parties pursuant to
Section 5 shall survive the termination of this Agreement.

         12. Severability. If any term or provision of this Agreement is declared invalid by a court of competent jurisdiction the remaining terms and provisions of this Agreement shall remain unimpaired.

         13. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Texas without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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                 IN WITNESS WHEREOF, each of the parties hereto has duly
executed this Agreement as of the date first above written.


                                        /s/  DAVID H. EISENBERG
                                        --------------------------
                                        DAVID EISENBERG

                                        CHIEF AUTO PARTS, INC.

                                        By:  /s/ THOMAS A. HOUGH
                                           -----------------------

                                        Name:  Thomas A. Hough

                                        Title:
                                              --------------------



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